Exhibit 99.1

*PRESS RELEASE*

Contact:

Larry W. Myers

President and Chief Executive Officer

First Savings Financial Group, Inc.

First Savings Bank

(812) 283-0724

First Savings Financial Group, Inc.

Completes Acquisition of The First National Bank of Odon

Clarksville, IN; February 9, 2018 — First Savings Financial Group, Inc. (Nasdaq: FSFG) (“FSFG”), the holding company for First Savings Bank (“First Savings”), today announced that it completed its acquisition of The First National Bank of Odon (“FNBO”) effective after the close of business today. FNBO was merged with and into First Savings.

In the all-cash transaction valued at $10.6 million, each outstanding share of FNBO common stock is entitled to receive $265.00 in cash, without interest. On or about February 12, 2018, Broadridge Corporate Issuer Solutions, Inc., FSFG’s exchange/paying agent, will mail a letter of transmittal to FNBO shareholders so that they may submit their FNBO stock certificate(s) in exchange for their cash payment.

As of December 31, 2017, FNBO had total assets of $106.0 million, with loans of $34.7 million, deposits of $97.9 million and stockholders’ equity of $7.7 million. FNBO operated two full-service offices in Daviess County, Indiana.

Larry W. Myers, FSFG’s and First Savings’ President and Chief Executive Officer, stated, “We are very excited to partner with this terrific franchise for the benefit of our new clients, the communities in Daviess County and our shareholders. It is rewarding to bring additional products, services and support to these clients and communities. The addition of these offices to the First Savings network provides for a 17% market share in Daviess County and establishes a new market in which we can expand our franchise. Moreover, it continues to demonstrate our commitment to serving and expanding throughout the southern Indiana market. We anticipate that this transaction will be accretive to earnings in the first year, excluding one-time transaction-related expenses, improve funding sources for continued growth, and enhance near and long-term shareholder value.”

Luse Gorman, PC acted as legal counsel to FSFG and First Savings, and Keefe, Bruyette & Woods, Inc. acted as financial advisor. Barnes & Thornburg LLP acted as legal counsel to FNBO, and Renninger & Associates, LLC acted as financial advisor and rendered a fairness opinion to FNBO.

About First Savings Financial Group, Inc. and First Savings Bank

FSFG is the financial holding company for First Savings, which operates sixteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo, Salem, Odon and Montgomery. Additional information can be found on First Savings’ website at www.fsbbank.net.

Forward-Looking Statements

This press release contains certain forward-looking statements about the acquisition transaction. These statements include statements regarding the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include difficulties in achieving cost savings from the transaction or in achieving such cost savings within the expected time frame; difficulties in integrating the operations of FNBO and First Savings; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions; legislative or regulatory changes that adversely affect the business in which First Saving is engaged; changes in the securities markets; and other risks and uncertainties disclosed from time to time in documents that FSFG files with the U.S. Securities and Exchange Commission. FSFG assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.